UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 16, 2013

MidWestOne Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Commission file number 001-35968

Iowa	42-1206172
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)
102 South Clinton Street
Iowa City, Iowa 52240
(Address of principal executive offices, including zip code)
(319) 356-5800
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 16, 2013, the Board of Directors (the “Board”) of MidWestOne Financial Group, Inc. (the “Company”), accepted the resignation of Charles S. Howard, a director of the Company, effective immediately. Separately, John S. Koza, also a director of the Company, notified the Board of his intent to retire from the Board, effective immediately prior to the commencement of the Company's 2014 Annual Meeting of Shareholders. Mr. Howard and Mr. Koza each made their decision voluntarily and independently of one another. Further, each of Mr. Howard and Mr. Koza informed the Board that his decision to retire was based on personal and professional considerations and did not involve any disagreement with the Company.
To fill the vacant seat created by Mr. Howard's retirement, the Board appointed Richard J. Schwab to the Board as a Class II director, effective immediately following the Board's July 16, 2013 meeting. Mr. Schwab's term will expire at the 2015 Annual Meeting of Shareholders. Mr. Schwab, who founded an angle investment fund in Iowa and is a certified public accountant, has served as a director of MidWestOne Bank, the Company's wholly-owned bank subsidiary (the “Bank”), since 2004. The Board has not yet determined to which committees of the Board, if any, Mr. Schwab will be appointed to serve.
Mr. Schwab does not have a direct or indirect material interest in any transaction with the Company or the Bank required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is also no arrangement or understanding between Mr. Schwab and any other person pursuant to which Mr. Schwab was selected as director.
Mr. Schwab will be entitled to receive compensation for his service as a director consistent with the compensation paid to other directors of the Company and the Bank, as described in the Company's Proxy Statement for the Annual Meeting of Shareholders held on April 18, 2013.
The Company's Nominating and Corporate Governance Committee is currently considering potential candidates for appointment to the Board in anticipation of Mr. Koza's pending retirement.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On July 16, 2013, the Board approved the amendment and restatement of the Company's Amended and Restated Bylaws (the “Former Bylaws”) as its Second Amended and Restated Bylaws (the “New Bylaws”).
The New Bylaws simplify the Former Bylaws by eliminating or amending several provisions previously required pursuant to that certain Agreement and Plan of Merger, dated September 11, 2007, between ISB Financial Corp. and MidWestOne Financial Group, Inc. (the “Merger Agreement”), which are no longer necessary. These provisions include certain: (i) specifications with respect to the size and membership of the Board, the establishment and membership of certain Board committees, and the individuals serving in certain of the Company's leadership positions; and (ii) heightened standards necessary for the Company to change its name or headquarters, remove a member of the Board, engage in certain strategic transactions, or amend certain of the foregoing provisions of the Former Bylaws.
Article XII of the New Bylaws also amends and restates Article XI of the Former Bylaws, regarding the indemnification of the Company's directors, officers, employees and agents, to: (i) conform more closely with the provisions governing such matters in the Company's Amended and Restated Articles of Incorporation; and (ii) permit the Board to indemnify the Company's employees and agents to the same extent as the Company's directors and officers, rather than to require such indemnification, as had been provided for in the Former Bylaws.
Finally, the New Bylaws also amend and restate certain ministerial provisions of the Former Bylaws, as well as address certain administrative matters not previously addressed by the Former Bylaws.
The New Bylaws became effective immediately upon their adoption by the Board on July 16, 2013. Pursuant to Section 3.2 of the New Bylaws, which permits the Board to set by resolution the number of directors constituting the entire Board between 11 and 15, immediately following the adoption of the New Bylaws, the Board fixed the size of the entire Board at 12 directors, which was the number of directors then serving.
The foregoing description of the New Bylaws is not complete and is qualified in its entirety by reference to the text of the New Bylaws, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8‑K.

Item 8.01.	Other Events.
On July 16, 2013, the Board of Directors of the Company declared a cash dividend of $0.125 per share payable on September 16, 2013 to shareholders of record as of the close of business on September 1, 2013. The press release is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
(d)    Exhibits.
Exhibit No.    Description

3.1	Second Amended and Restated Bylaws of MidWestOne Financial Group, Inc., dated July 16, 2013.

99.1	Press Release of MidWestOne Financial Group, Inc., dated July 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWESTONE FINANCIAL GROUP, INC.

Dated:	July 17, 2013	By:	/s/ GARY J. ORTALE
Gary J. Ortale
Executive Vice President and Chief Financial Officer